Series 7
Notice to Shareholders

At a special meeting of shareholders on December 3, 2002, portfolio shareholders approved the following proposals:

- Elect trustees for the portfolio.* The individuals listed in the table below were elected as trustees for the portfolio. All trustees served as trustees to the portfolio prior to the shareholder meeting.

       ------------------------ --------------- -------------- -----------------
               Trustee                For          Withheld       Approved By
       ------------------------ --------------- -------------- -----------------
       ------------------------ --------------- -------------- -----------------
       John J. Brennan           7,963,781,245   256,332,887        96.9%
       ------------------------ --------------- -------------- -----------------
       ------------------------ --------------- -------------- -----------------
       Charles D. Ellis          7,946,489,124   273,625,008        96.7
       ------------------------ --------------- -------------- -----------------
       ------------------------ --------------- -------------- -----------------
       Rajiv L. Gupta            7,946,786,965   273,327,166        96.7
       ------------------------ --------------- -------------- -----------------
       ------------------------ --------------- -------------- -----------------
       JoAnn Heffernan Heisen    7,949,272,990   270,841,142        96.7
       ------------------------ --------------- -------------- -----------------
       ------------------------ --------------- -------------- -----------------
       Burton G. Malkiel         7,936,550,788   283,563,344        96.6
       ------------------------ --------------- -------------- -----------------
       ------------------------ --------------- -------------- -----------------
       Alfred M. Rankin, Jr.     7,957,514,304   262,599,827        96.8
       ------------------------ --------------- -------------- -----------------
       ------------------------ --------------- -------------- -----------------
       J. Lawrence Wilson        7,943,399,420   276,714,712        96.6
       ------------------------ --------------- -------------- -----------------
       *Results are for all portfolios within Vanguard Variable Insurance Fund.

- Change the portfolio's policy on investing in other mutual funds. This change enables the portfolio to invest its cash reserves in specially created money market and short-term bond funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the portfolio to achieve greater diversification and to earn modestly higher returns on its cash reserves. The portfolio will need Securities and Exchange Commission approval before implementing this new cash management program.

----------------- ---------------- ----------------------- ---------------------
      For              Against             Abstain              Approved By
----------------- ---------------- ----------------------- ---------------------
----------------- ---------------- ----------------------- ---------------------
  295,110,834         15,419,977        11,222,479              91.7%
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Note: Vote tabulations are rounded to the nearest whole number.